Exhibit 4.2

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made by and between Platinum Point Capital LLC, a Nevada limited liability company (the “Assignee”) and Jefferson Street Capital LLC, a New Jersey limited liability company (the “Assignor”), effective July 28, 2020 (the Assignor and the Assignee are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties”).

WHEREAS, the Assignor is the holder of that certain Convertible Promissory Note, issued by Digerati Technologies, Inc., a Nevada corporation (the “Company”) on October 18, 2019, in the principal amount of US$35,750.00 (substantially in the form attached hereto as Exhibit A, the “Promissory Note”);

WHEREAS, the Assignor wishes to assign and sell to the Assignee all of the indebtedness owed under the Promissory Note;

WHEREAS, on the date hereof the Assignee desires to purchase the Assignor’s rights in all of the indebtedness owing under the Promissory Note equal to the aggregate amount of US$49,180.87, consisting of principal in the amount of US$35,750.00, accrued interest in the amount of US$2,081.00, and the payoff penalty in the amount of US$11,349.43, in exchange for a one time cash payment from the Assignee to the Assignor in the amount of US$49,180.87 (“Payment Amount”);

WHEREAS, at closing the Assignee shall deliver the Registered Broker Dealer Review Fee (as defined below) to Moody Capital (as defined below) for diligence review and review of the transactions contemplated hereunder;

WHEREAS, in connection with the Note Sale, the Company hereby agrees to issue an Amended and Restated Replacement Convertible Promissory Note in the principal amount of US$52,831.00 (the “Assigned Amount”) in replacement of the Promissory Note being assigned hereto (substantially in the form attached hereto as Exhibit B, the “Replacement Note”) consisting of the amounts as set forth in that certain unanimous written consent of the board of directors of the Company, whereby, among other provisions, the amounts due thereunder shall be convertible into shares of common stock of the Company in accordance with the terms therein; and

WHEREAS, the above Recitals are incorporated into and made part of this Agreement and Parties intend to be bound by the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Assignment of the Promissory Note Owned by the Assignor and Issuance of Replacement Note. Upon payment of the Payment Amount the Assignor agrees that it shall assign the Promissory Note and the amounts due thereunder, and the Assignee agrees that it shall accept such Assignment, subject to the terms and conditions of this Agreement.

1.1	In connection with the Assignment, the Company shall issue a Replacement Note to the Assignee in an amount equal to the Assigned Amount and the Assignee will pay to the Assignor the Payment Amount and deliver the Registered Broker Dealer Review Fee to Moody Capital.

1.2	The payments shall be made by bank transfer pursuant to the written instructions attached hereto as Exhibit C. The Assignor shall provide written or electronic proof of such payments in a form reasonably acceptable within three (3) business days of such payment.

1.3	Upon payment of the Payment Amount, the Assignee shall assume all of the Assignor’s rights and benefits in respect of the Promissory Note then being transferred evidenced by the Replacement Note and shall assume all of the Assignor’s duties and obligations thereunder.

2.	Representations and Warranties of the Assignor. As of the date hereof the Assignor hereby represents and warrants to the Assignee the following:

2.1	The Assignor holds its right in the Promissory Note not yet purchased hereunder free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

2.2	The Assignor has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid, and binding agreement of the Assignor, enforceable against the Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

2.3	There are no claims, actions, suits, or proceedings pending or threatened against the Assignor, which, if determined adversely to the Assignor, would materially and adversely affect the Assignor’s ability to perform its obligations under this Agreement.

2.4	No consent, approval, or agreement of any individual or entity is required to be obtained by the Assignor in connection with the execution and performance by the Assignor of this Agreement or the execution and performance by the Assignor of any agreements, instruments, or other obligations entered into in connection with this Agreement.

2.5	The Assignor has taken no action, and has no knowledge of any action that would give rise to any claim by any person for brokerage commissions, finder’s fees, or similar payments relating to this Agreement or the transactions contemplated hereby.

2.6	The Assignor is not, and for a period of at least ninety (90) days prior to the date hereof or prior to the date of any Note Sale has not been, the beneficial owner of more than 9.99% of the outstanding stock of the Company or an “Affiliate” of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “1933 Act”).

3.	Representations and Warranties of the Assignee. As of the date hereof the Assignee hereby represents and warrants to the Assignor the following:

3.1	The Assignee understands that the Assignor is entering into this Agreement and effectuating the transactions set forth herein in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Assignor is relying in part upon the truth and accuracy of, and the Assignee’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of the Assignee set forth herein in order to determine the availability of such exemptions and the eligibility of the Assignor to complete the Assignment and to sell the Promissory Note to the Assignee.

3.2	The Assignee has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid, and binding agreement of the Assignor, enforceable against the Assignee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

3.3	There are no claims, actions, suits, or proceedings pending or threatened against the Assignee, which, if determined adversely to the Assignee, would materially and adversely affect the Assignee’s ability to perform its obligations under this Agreement.

3.4	No consent, approval, or agreement of any individual or entity is required to be obtained by the Assignee in connection with the execution and performance by the Assignee of this Agreement or the execution and performance by the Assignee of any agreements, instruments, or other obligations entered into in connection with this Agreement.

3.5	The Assignee has taken no action, and has no knowledge of any action taken by any other person and/or entity that would give rise to any claim by any person/entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.6	The Assignee is not, and for a period of at least ninety (90) days prior to the date hereof has not been, an “Affiliate” of the Company, as that term is defined in Rule - 144 of the 1933 Act.

3.7	The Assignee is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act. The Assignee can bear the economic risk of its investment in the Promissory Note and the shares of Common Stock issuable upon conversion thereafter (the “Securities”), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

3.8	The Assignee understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

3.9	The Assignee is purchasing the Securities for its own account, in the ordinary course of its business, for investment purposes only and not with a view to distribute towards, or for resale in connection with, the public sale or distribution of all or any part thereof except pursuant to sales registered or exempted under the 1933 Act; provided, however, nothing set forth in this Section 3.9 shall prohibit the Assignee from selling any portion or all of the Securities.

4.	Registered Broker Dealer Review Fee. The Assignee shall be responsible for paying at closing US$2,500.00 to Moody Capital Solutions Inc., (CRD#: 15989 and SEC#: 8- 32928), a registered broker dealer (“Moody Capital”), for diligence review and review of the transactions contemplated hereunder (the “Registered Broker Dealer Review Fee”).

5.	Irrevocable Transfer Agent Instructions. In connection with the Note Sale, the Company agrees to deliver to Assignee irrevocable transfer agent instructions signed by the transfer agent of the Company and the Company in a form acceptable to Assignee, providing for, among other matters, the irrevocable reservation of shares of common stock of the Company equal to the Reserved Amount (as defined in the Replacement Note).

6.	Parties Bound. Each of the Assignor and the Assignee hereby accepts the foregoing assignment and transfer and party promises to be bound by and upon all the covenants, agreements, terms, and conditions set forth therein.

7.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no party, except the Assignee, shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

8.	Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of Nevada, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York, New York.

9.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

10.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Entire Agreement. This Agreement contains the entire understanding between the parties, no other representations, warranties or covenants having induced either party to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

12.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

13.	Modification. This Agreement may only be modified in a writing signed by all Parties.

14.	Hold Harmless. The Company hereby agrees to fully defend, indemnify and hold the Assignor and the Assignee harmless from any and all claims related to this Agreement.

[Signature page(s) follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

JEFFERSON STREET CAPITAL LLC

By:	/s/ Brian Goldberg
Name:	Brian Goldberg
Title:	Managing Member

PLATINUM POINT CAPITAL LLC

By:	/s/ Brian Freifeld
Name:	Brian Freifeld
Title:	Managing Member

The Company hereby acknowledges and accepts the terms and conditions of the Assignment of the Promissory Note and the issuance of the Replacement Note in an amount equal to the Assigned Amount:

DIGERATI TECHNOLOGIES, INC.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/Chief Executive Officer

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: US$52,831.00	Issue Date: July 28, 2020
Original Purchase Price: US$32,500.00	Original Issue Date: October 18, 2019

AMENDED AND RESTATED REPLACMENT CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Digerati Technologies Inc., a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of Platinum Point Capital LLC, a Nevada limited liability company, or its registered assigns (the “Holder”), the sum of US$52,831.00 together with any interest as set forth herein, on July 28, 2021 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) (the “Interest Rate”) per annum from the funding date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or otherwise. Any amount of principal or interest on this Amended and Restated Replacement Convertible Promissory Note (the “Note”) which is not paid when due shall bear interest at the rate of twenty-four percent (24%) per annum from the due date thereof until the same is paid (the “Default Interest”). Interest shall commence accruing on the date that the Note is fully paid and shall be computed on the basis of a 360-day year and the actual number of days elapsed. All payments due hereunder (to the extent not converted into common stock, $0.001 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

Reference is hereby made to that certain Convertible Promissory Note, dated October 18, 2019, issued by the Borrower in favor of Jefferson Street Capital LLC, a New Jersey limited liability company (the “Assignor”) in the principal amount of Thirty Five Thousand Seven Hundred Fifty and No/100 United States Dollars (US$35,750.00) and accrued but unpaid interest of Two Thousand Eighty One and No/100 United States Dollars (US$2,081.00) (substantially in the forms attached hereto as Exhibit A, the “Original Note”);

On July 28, 2020, the Holder and the Assignor, entered into an Assignment Agreement (substantially in the form attached hereto as Exhibit A, the “Agreement”), providing for the transfer and sale by the Assignor to the Holder of the Original Note. The Borrower hereby agrees that by its signature below it hereby authorizes and approves the sale, transfer and assignment of the Original Note, and hereby re-evidences such indebtedness with this Note in the aggregate amount of US$52,831.00 consisting of principal in the amount of US$35,750.00, accrued interest in the amount of US$2,081.00, and a penalty in the amount of US$15,000.00 under section 4.1(g) of the Original Promissory Note. This Note shall serve as a replacement for the indebtedness which has been assigned to the Holder as of the date hereof and which was previously evidenced by the Original Note. The terms and conditions contained in the Original Note shall remain in full force and effect, provided, however, that said terms and conditions shall not be applicable to the indebtedness evidenced by this Note and this Note shall hereby serve as evidence therefore.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The undersigned hereby affirm all of their obligations to the Holder under all of the transaction documents related to this Note and agree and affirm as follows: (i) that as of the date hereof, the undersigned have performed, satisfied and complied in all material respects with all the covenants, agreements and conditions under each of the transaction documents to be performed, satisfied or complied with by the undersigned; (ii) that the undersigned shall continue to perform each and every covenant, agreement and condition set forth in each of the transaction documents and this Note, and continue to be bound by each and all of the terms and provisions thereof and hereof; (iii) that as of the date hereof, no default or Event of Default has occurred or is continuing under any Note or any other transaction documents, and no event has occurred that, with the passage of time, the giving of notice, or both, would constitute a default or an Event of Default under the Note or any other transaction documents; and (iv) that as of the date hereof, no event, fact, or other set of circumstances has occurred which could reasonably be expected to have, cause, or result in a material adverse effect.

The undersigned hereby acknowledge, represent, warrant and confirm to Holder that: (i) each of the transaction documents executed by the Borrower are valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and (ii) no oral representations, statements, or inducements have been made by Holder, or any agent or representative of Holder, with respect to this Note, any other Note, and all other transaction documents.

The following terms shall apply to this Note:

ARTICLE I. CONVERSION RIGHTS

1.1 Conversion Right. The Holder shall have the right at any time to convert all or any part of the outstanding and unpaid principal, interest, fees, or any other obligation owed pursuant to this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price (as defined below) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) (the numerator) by the applicable Conversion Price then in effect on the date specified in the notice of conversion (the denominator), in the form attached hereto as Exhibit B (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, provided however, that the Borrower shall have the right to pay any or all interest in cash plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.

1.2 Conversion Price.

(a) Calculation of Conversion Price. Subject to the adjustments described herein, and provided that no Event of Default (as defined in Article III) has occurred, the conversion price (the “Conversion Price”) shall equal the Variable Conversion Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall equal the lesser of (i) the lowest Trading Price (as defined below) for the Common Stock during the previous twenty (20) Trading Days (as defined herein) before the Issue Date of this Note or (ii) 60% multiplied by the Market Price (as defined herein) (representing a discount rate of 40%). “Market Price” means the lowest Trading Price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “Trading Price” means, for any security as of any date, the lesser of: (a) the lowest trade price on the Over-the-Counter Bulletin Board (the “OTCBB”), OTCQB or applicable trading market as reported by a reliable reporting service (“Reporting Service”) designated by the Holder or, if the OTCBB is not the principal trading market for such security, the trading price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no trading price of such security is available in any of the foregoing manners, the average of the trading prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc., or (b) the closing bid price on the OTCBB, OTCQB or applicable trading market as reported by a Reporting Service designated by the Holder or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. To the extent the Conversion Price of the Borrower’s Common Stock closes below the par value per share, the Borrower will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Borrower agrees to honor all conversions submitted pending this adjustment. Furthermore, the Conversion Price may be adjusted downward if, within three (3) business days of the transmittal of the Notice of Conversion to the Borrower, the Common Stock has a closing bid which is 5% or lower than that set forth in the Notice of Conversion. If the shares of the Borrower’s Common Stock have not been delivered within three (3) business days to the Holder, the Notice of Conversion may be rescinded. At any time after the Closing Date, if in the case that the Borrower’s Common Stock is not deliverable by DWAC (including if the Borrower’s transfer agent has a policy prohibiting or limiting delivery of shares of the Borrower’s Common Stock specified in a Notice of Conversion), an additional 10% discount will apply for all future conversions under all Notes. If in the case that the Borrower’s Common Stock is “chilled” for deposit into the DTC system and only eligible for clearing deposit, an additional 7.5% discount shall apply for all future conversions under all Notes while the “chill” is in effect. If in the case of both of the above, an additional cumulative 17.5% discount shall apply. Additionally, if the Borrower ceases to be a reporting company pursuant to the 1934 Act or if the Note cannot be converted into free trading shares after one hundred eighty-one (181) days from the Issue Date, an additional 15% discount will be attributed to the Conversion Price. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes. “Trading Day(s)” shall mean any day on which the Common Stock is tradable for any period on the OTCBB, OTCQB or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

The Borrower shall be responsible for the fees of its transfer agent and Holder’s deposit fees in an amount not to exceed $500.00 per conversion associated with any such issuance by applying such amount to the principal amount due under the Note. Holder shall be entitled to deduct $500.00 from the conversion amount in each Notice of Conversion to cover Holder’s deposit fees associated with each Notice of Conversion. If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price.

While this Note is outstanding, each time any third party has the right to convert monies owed to that third party (or receive shares pursuant to a settlement or otherwise), including but not limited to under Section 3(a)(9) and Section 3(a)(10), at a discount to market greater than the Conversion Price in effect at that time (prior to all other applicable adjustments in the Note), then the Holder, in Holder’s sole discretion, may utilize such greater discount percentage (prior to all applicable adjustments in this Note) until this Note is no longer outstanding. While this Note is outstanding, each time any third party has a look back period greater than the look back period in effect under the Note at that time, including but not limited to under Section 3(a)(9) and Section 3(a)(10), then the Holder, in Holder’s sole discretion, may utilize such greater number of look back days until this Note is no longer outstanding. The Borrower shall give written notice to the Holder within one (1) business day of becoming aware of any event that could permit the Holder to make any adjustment described in the two immediately preceding sentences.

(b) Conversion Price During Major Announcements. Notwithstanding anything contained in Section 1.2(a) to the contrary, in the event the Borrower (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Borrower is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Borrower or (ii) any person, group or entity (including the Borrower) publicly announces a tender offer to purchase 50% or more of the Borrower’s Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the “Announcement Date”), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for a Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in this Section 1.2(a). For purposes hereof, “Adjusted Conversion Price Termination Date” shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this Section 1.2(b) has been made, the date upon which the Borrower (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this Section 1.2(b) to become operative.

(c) Pro Rata Conversion; Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Borrower shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 4.13.

1.3 Authorized Shares. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Notes in effect from time to time) (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations pursuant to Irrevocable Transfer Agent Instruction Letter dated as of the date hereof. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note. Notwithstanding the foregoing, in no event shall the Reserved Amount be lower than the initial Reserved Amount, regardless of any prior conversions.

If, at any time the Borrower does not maintain or replenish the Reserved Amount within three (3) business days of the request of the Holder, the principal amount of the Note shall increase by Five Thousand and No/100 United States Dollars ($5,000) (under Holder’s and Borrower’s expectation that any principal amount increase will tack back to the Issue Date) per occurrence.

1.4 Method of Conversion.

(a) Mechanics of Conversion. Subject to Section 1.1, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 5:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Note at the principal office of the Borrower.

(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Holder shall, prima facie, be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c) Payment of Taxes. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d) Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates (or electronic shares via DWAC transfer, at the option of Holder) for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof.

(e) Obligation of Borrower to Deliver Common Stock. Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Borrower before 5:00 p.m., New York, New York time, on such date.

(f) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal At Custodian (“DWAC”) system.

(g) DTC Eligibility & Sub-Penny. If the Borrower fails to maintain its status as “DTC Eligible” for any reason, or, if the Conversion Price is less than $0.001, at any time while this Note is outstanding, the principal amount of the Note shall increase by Fifteen Thousand and No/100 United States Dollars ($15,000) (under Holder’s and Borrower’s expectation that any principal amount increase will tack back to the Issue Date).

(h) Failure to Deliver Common Stock Prior to Delivery Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline (other than a failure due to the circumstances described in Section 1.3 above, which failure shall be governed by such Section) the Borrower shall pay to the Holder $2,000 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock until the Borrower issues and delivers a certificate to the Holder or credit the Holder's balance account with OTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder's conversion of any Conversion Amount (under Holder's and Borrower's expectation that any damages will tack back to the Issue Date). Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1.4(h) are justified.

(i) Rescindment of a Notice of Conversion. If (i) the Borrower fails to respond to Holder within one (1) business day from the Conversion Date confirming the details of Notice of Conversion, (ii) the Borrower fails to provide any of the shares of the Borrower’s Common Stock requested in the Notice of Conversion within three (3) business days from the date of receipt of the Note of Conversion, (iii) the Holder is unable to procure a legal opinion required to have the shares of the Borrower’s Common Stock issued unrestricted and/or deposited to sell for any reason related to the Borrower’s standing, (iv) the Holder is unable to deposit the shares of the Borrower’s Common Stock requested in the Notice of Conversion for any reason related to the Borrower’s standing, (v) at any time after a missed Deadline, at the Holder’s sole discretion, or (vi) if OTC Markets changes the Borrower's designation to ‘Limited Information’ (Yield), ‘No Information’ (Stop Sign), ‘Caveat Emptor’ (Skull & Crossbones), ‘OTC’, ‘Other OTC’ or ‘Grey Market’ (Exclamation Mark Sign) or other trading restriction on the day of or any day after the Conversion Date, the Holder maintains the option and sole discretion to rescind the Notice of Conversion (“Rescindment”) with a “Notice of Rescindment.”

1.5 Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor. Subject to the removal provisions set forth below, until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be reasonably accepted by the Borrower so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that the Borrower does not accept the opinion of counsel provided by the Buyer with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 3.2 of the Note.

1.6 Prepayment. At any time, Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note, to prepay the outstanding Note (principal and accrued interest), in full by making a payment to the Holder of an amount in cash equal to 110% multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note plus (y) Default Interest, if any.

1.7 Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either: (i) be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c) Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d) Adjustment Due to Dilutive Issuance. If, at any time when any Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, except for shares of Common Stock issued directly to vendors or suppliers of the Borrower in satisfaction of amounts owed to such vendors or suppliers (provided, however, that such vendors or suppliers shall not have an arrangement to transfer, sell or assign such shares of Common Stock prior to the issuance of such shares), any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(e) Purchase Rights. If, at any time when any Notes are issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

1.8 Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Borrower issue upon conversion of or otherwise pursuant to this Note more than the maximum number of shares of Common Stock that the Borrower can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the “Maximum Share Amount”), which shall be 4.99% of the total shares outstanding on the Issue Date, subject to equitable adjustment from time to time for stock splits, stock dividends, 0combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof. Once the Maximum Share Amount has been issued, if the Borrower fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Borrower or any of its securities on the Borrower’s ability to issue shares of Common Stock in excess of the Maximum Share Amount, in lieu of any further right to convert this Note, this will be considered an Event of Default under Section 3.2 of the Note.

1.9 Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 1.3 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 1.3) for the Borrower’s failure to convert this Note.

ARTICLE II. CERTAIN COVENANTS

2.1 Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

2.2 Restriction on Stock Repurchases. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

2.3 Borrowings. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, create, incur, assume guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection, or suffer to exist any liability for borrowed money, except (a) borrowings in existence or committed on the date hereof and of which the Borrower has informed Holder in writing prior to the date hereof, (b) indebtedness to trade creditors financial institutions or other lenders incurred in the ordinary course of business or (c) borrowings, the proceeds of which shall be used to repay this Note.

2.4 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

2.5 Advances and Loans. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the date hereof and which the Borrower has informed Holder in writing prior to the date hereof, (b) made in the ordinary course of business or (c) not in excess of $100,000.

2.6 Section 3(a)(10) Transaction. So long as this Note is outstanding, the Borrower shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(l0) of the Securities Act (a “3(a)(l0) Transaction”). In the event that the Borrower does enter into, or makes any issuance of Common Stock related to a 3(a)(l0) Transaction while this Note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than Fifteen Thousand Dollars $15,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.

2.7 Preservation of Existence, etc. The Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries (other than dormant Subsidiaries that have no or minimum assets) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

2.8 Non-circumvention. The Borrower hereby covenants and agrees that the Borrower will not, by amendment of its Certificate or Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder.

ARTICLE III. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

3.2 Conversion and the Shares. The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of the Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by the Borrower to the Holder within forty-eight (48) hours of a demand from the Holder.

3.3 Failure to Deliver Transaction Expense Amount. The Borrower fails to deliver the Transaction Expense Amount (as defined in the Purchase Agreement) to the Holder within three (3) business days of the date such amount is due.

3.4 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents and such breach continues for a period of ten (10) days after written notice thereof to the Borrower from the Holder (except that no cure period shall apply for the Borrower’s breach of Section 4.16 of this Note).

3.5 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

3.6 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors or commence proceedings for its dissolution, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed for the Borrower or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment.

3.7 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

3.8 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower, or the Borrower admits in writing its inability to pay its debts generally as they mature, or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable or the Borrower admits in writing its inability to pay its debts generally as they mature, or have filed against it an involuntary petition for bankruptcy relief, all under international, federal or state laws as applicable.

3.9 Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTCBB, OTCQB, OTC Pink or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq Small Cap Market, the New York Stock Exchange, or the NYSE MKT.

3.10 Failure to Comply with the Exchange Act or OTC Markets. The Borrower shall fail to comply with the reporting requirements of the Exchange Act or OTC Markets, as applicable (including but not limited to becoming delinquent in its filings); and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

3.11 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.12 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.13 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future) or any disposition or conveyance of any material asset of the Borrower.

3.14 Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC or OTC Markets for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note.

3.15 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

3.16 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.17 Cessation of Trading. Any cessation of trading of the Common Stock on at least one of the OTCBB, OTCQB, OTC Pink or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq Small Cap Market, the New York Stock Exchange, or the NYSE MKT, and such cessation of trading shall continue for a period of five consecutive (5) Trading Days.

3.18 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any material covenant or other term or condition contained in any of the Other Agreements, other than any such breach or default which is cured by agreement of the parties, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the agreements and instruments defined as the Documents. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

3.19 Bid Price. The Borrower shall lose the “bid” price for its Common Stock ($0.0001 on the “Ask” with zero market makers on the “Bid” per Level 2) and/or a market (including the OTCBB, OTCQB or an equivalent replacement exchange).

3.20 OTC Markets Designation. OTC Markets changes the Borrower’s designation to ‘No Information’ (Stop Sign), ‘Caveat Emptor’ (Skull and Crossbones), or ‘OTC’, ‘Other OTC’ or ‘Grey Market’ (Exclamation Mark Sign).

3.21 Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

3.22 Unavailability of Rule 144. If, at any time on or after the date which is six (6) months after the Issue Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Borrower’s transfer agent in order to facilitate the Holder’s conversion of any portion of the Note into free trading shares of the Borrower’s Common Stock pursuant to Rule 144, and (ii) thereupon deposit such shares into the Holder’s brokerage account.

Upon the occurrence of any Event of Default specified in Sections 3.1, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16. 3.17, 3.18, 3.19, 3.20, and/or 3.21 exercisable through the delivery of written notice to the Borrower by such Holders (the “Default Notice”), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to (i) 150% (EXCEPT WITH RESPECT TO SECTION 3.2 AND/OR 3.22, IN WHICH CASE 150% SHALL BE REPLACED WITH 200%) times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Sum”) or (ii) at the option of the Holder, the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Trading Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. Further, if a breach of Sections 3.9, 3.10 and/or 3.19 occurs or is continuing after the six (6) month anniversary of this Note, then the principal amount of the Note shall increase by Fifteen Thousand and No/100 United States Dollars ($15,000) (under Holder’s and Borrower’s expectation that any principal amount increase will tack back to the Issue Date) and the Holder shall be entitled to use the lowest Trading Price during the delinquency period as a base price for the conversion, subject to adjustment as provided in this Note. If this Note is not paid at Maturity Date, then the outstanding principal due under this Note shall increase by Fifteen Thousand and No/100 United States Dollars ($15,000).

The Holder shall have the right at any time, to require the Borrower to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect, subject to the terms of this Note. This requirement by the Borrower shall automatically apply upon the occurrence of an Event of Default without the need for any party to give any notice or take any other action.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Borrower for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, e-mail, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Digerati Technologies, Inc.

1600 NE Loop 410, Suite 126

San Antonio, TX 78209

Attn: Arthur Smith, Chief Executive Officer

If to the Holder:

Platinum Point Capital LLC

211 East 43rd Street, Suite 626

New York, New York

Attn: Brian Freifeld, President

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Neither the Borrower nor the Holder shall assign this Note or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, the Holder may assign its rights hereunder to any “accredited investor” (as defined in Rule 501(a) of the 1933 Act) in a private transaction from the Holder or to any of its “affiliates”, as that term is defined under the 1934 Act, without the consent of the Borrower. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York, in the federal courts located in the District of the State of New York, or in such other jurisdiction and venue as the Holder may determine in its sole discretion.. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note. The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

4.8 Assignment Agreement. By its acceptance of this Note, the Borrower agrees to be bound by the applicable terms of the Assignment Agreement.

4.9 Notice of Corporate Events. Except as otherwise provided below, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.9 including, but not limited to, name changes, recapitalizations, etc. as soon as possible under law.

4.10 Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Borrower covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any usury law that would prohibit or forgive the Borrower from paying all or a portion of the principal or interest on this Note.

4.11 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required. No provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

4.12 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

4.13 Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, Conversion Amount, or Default Amount, Default Sum, Closing or Maturity Date, the closing bid price, or fair market value (as the case may be) or the arithmetic calculation of the Conversion Price (as the case may be), the Borrower or the Holder shall submit the disputed determinations or arithmetic calculations via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Borrower or the Holder or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Borrower are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Borrower or the Holder, then the Borrower shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Conversion Price, the closing bid price, the or fair market value (as the case may be) to an independent, reputable investment bank selected by the Borrower and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Price, Conversion Amount, or Default Amount, Default Sum to an independent, outside accountant selected by the Holder that is reasonably acceptable to the Borrower. The Borrower shall cause at its expense the investment bank or the accountant to perform the determinations or calculations and notify the Borrower and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.

4.14 Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

4.15 Piggyback Registration Rights. The Borrower shall include on the next registration statement the Borrower files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note, unless such shares are at that time eligible for sale under Rule 144 under the Securities Act. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of this Note, but not less than Fifteen Thousand and No/100 United States Dollars ($15,000), being immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.

[signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by the parties as of the date first above written.

DIGERATI TECHNOLOGIES INC.

By:	/s/ Arthur L. Smith
Name:	Arthur Smith
Title:	Chief Executive Officer

EXHIBIT A

AGREEMENT

EXHIBIT B

NOTICE OF CONVERSION

The undersigned hereby elects to convert $ _________principal amount of the Note (defined below) together with $ ____________of accrued and unpaid interest thereto, totaling $ ______________into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Digerati Technologies Inc., a Nevada corporation (the “Borrower”), according to the conditions of the Amended and Restated Replacement Convertible Promissory Note of the Borrower dated as of July 28, 2020 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☒	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal At Custodian system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

☐	The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name:

Address:

Date of Conversion:
Applicable Conversion Price:	$
Number of Shares of Common Stock to be Issued
Pursuant to Conversion of the Notes:
Amount of Principal Balance Due remaining
Under the Note after this conversion:
Accrued and unpaid interest remaining:

PLATINUM POINT CAPITAL LLC

By:
Name:	Brian Freifeld
Title:	President

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